EXHIBIT 10.1

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”), dated November 3, 2006 is made and entered into by and between OTR, an OHIO GENERAL PARTNERSHIP, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio (“Landlord”), and RAINMAKER SYSTEMS, INC., a DELAWARE CORPORATION (“Tenant”), upon the following terms and conditions.

RECITALS

A. Landlord and Tenant entered into that certain Office Lease (the “Lease”) dated July 19, 2005, pursuant to which Tenant leased 16,606 rentable square feet of space designated as Suite 400 (the “Original Premises”), located on the 4th floor of that certain office building located at 900 East Hamilton Ave, Suite 400, Campbell, CA 95008 (the “Building”).

B. Landlord and Tenant mutually agree to amend the Lease to, among other things, expand the Tenant’s Premises by an additional six thousand five hundred forty-three (6,543) square feet of rentable area, commonly referred to as Suite 420, located on the 4th floor of the Building and extend the term of the Lease for an additional period of one (1) year and three (3) months, commencing on November 1, 2008 and expiring on January 31, 2010.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Lease, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. DEFINED TERMS.

Each capitalized term used as a defined term in this First Amendment but not otherwise defined herein shall have the same meaning ascribed to such term in the Lease, and shall be applied throughout the term of the Lease as defined herein below.

2. EXPANSION AREA.

Effective upon February 1, 2007 (the “Expansion Area Commencement”), Landlord shall deliver, pursuant to the terms of the Work Letter attached hereto, the space commonly referred to as Suite 420, located on the 4th floor of the Building, comprising approximately six thousand five hundred forty-three (6,543) square feet of rentable are (the “Expansion Area”).

3. RENEWAL OF TERM.

Tenant acknowledges that, to the best of its knowledge, Landlord is not in default of the Lease, and that Tenant is in possession of the Premises. The term of the Lease for Tenant’s existing Premises consisting of sixteen thousand six hundred six rentable square feet is hereby amended to extend for an additional period of one (1) year and three (3) calendar months (the “Renewal Term”), commencing November 1, 2008 (the “Renewal Term Commencement”).

Effective November 1, 2008, the Base Rent Schedule for Tenant’s existing Premises shall be adjusted to as follows:

PERIOD	MONTHLY BASE RENT	MONTHLY RATE/RSF	ANNUAL BASE RENT
11/01/08 – 1/31/10	$25,739	$1.55	$308,872

4. RENTABLE AREA OF PREMISES.

Effective upon the Expansion Area Commencement, the Original Premises and the Expansion Area shall be collectively referred to as the Premises, and deemed to consist of approximately twenty-three thousand one hundred forty-nine (23,149) total square feet.

5. EXPANSION AREA BASE RENT.

Base Rent for the Expansion Area shall be payable monthly as set forth in the schedule below:

PERIOD	MONTHLY BASE RENT	ANNUAL RATE/RSF	ANNUAL BASE RENT
2/01/07 – 1/31/08	$10,142	$1.55	$121,704
2/01/08 – 1/31/09	$10,534	$1.61	$126,408
2/01/09 – 1/31/10	$10,992	$1.68	$131,904

6. TENANTS PROPORTIONATE SHARE.

Effective on the Expansion Area Commencement, Tenant’s Proportionate Share shall be increased from 9.34% of the Building (based on 177,811 rentable square feet in the Building) and 4.70% of Project (based on 353,377 rentable square feet in the Project) to 13.02% of Building (based on 177,811 rentable square feet in the Building) and 6.55% of Project (based on 353,377 rentable square feet in the Project).

7. TENANT IMPROVEMENT ALLOWANCE.

Landlord and Tenant acknowledge that Tenant desires to have Landlord make alterations and improvements to the Expansion Area in accordance with the Work Letter attached hereto. Landlord will make available to Tenant up to, but not in excess of eighty one thousand seven hundred eighty eight ($81,788) Dollars (i.e., $12.50 per square foot of the Expansion Area) the “Tenant Improvement Allowance”), for use in connection with the alterations and improvements to the Expansion Area. Tenant shall not use the Tenant Improvement Allowance to purchase furniture or other moveable personal property. The Tenant Improvement Allowance shall constitute a contribution in aid of construction and Tenant shall not be obligated to repay the same to Landlord. Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to make any payment for so long as Tenant is in default under the Lease beyond the expiration of any notice or cure period or could be in default under the Lease but for the pendency of any grace or cure period. Notwithstanding the foregoing or anything to the contrary in the Lease or the Work Letter Agreement, Tenant shall have an obligation to remove or pay for the removal of the vestibule located in the Building elevator lobby and as further described in the Work Letter attached hereto.

8. REMAINDER OF LEASE UNMODIFIED.

Except for those provisions that are inconsistent with this First Amendment to Lease and those terms, covenants and conditions for which performance has hereto been completed, all other terms, covenants and conditions of the Lease shall remain in full force and effect.

9. NO WAIVER.

Nothing contained herein shall constitute any waiver by Landlord of any rights, claims or actions against Tenant accruing under the Lease prior to the Expiration Date.

10. BINDING EFFECT.

This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assignees.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

OTR, an OHIO GENERAL PARTNERSHIP, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio

By:	/s/ William A. Shurman
Its:	Director, Western Region
Date: November 13, 2006

TENANT:

RAINMAKER SYSTEMS, INC.,

a DELAWARE CORPORATION

By:	/s/ Steve Valenzuela
Its:	CFO
Date: November 6, 2006